EXHIBIT 10.1

ON2 TECHNOLOGIES, INC.
RETENTION AND SEVERANCE PLAN

                   The Company hereby adopts the ON2 Technologies, Inc. Retention and Severance Plan, effective as of, and conditioned upon, the signing of the Merger Agreement (as defined herein), for the benefit of certain employees of the Company on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to assist in the retention and continued dedication of qualified employees in the event of the Change of Control (as defined herein) of the Company and provides for certain payments to eligible employees in connection therewith.

SECTION 1.          DEFINITIONS. As hereinafter used:

                    1.1          “Base Salary” means the annual salary paid to a Participant by the Company immediately prior to the Closing Date as compensation for his or her services, and which has been disclosed to Parent. Base Salary shall not include any incentive compensation, overtime, bonuses or other income paid to the Participant.

                    1.2          “Board” means the Board of Directors of the Company.

                    1.3          “Cause” means (i) Participant’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of the Participant’s illness or injury) after there has been delivered to Participant a written demand for performance from the Participant’s supervisor which describes the basis for the supervisor’s belief that Participant has not substantially performed his duties and provides Participant with a reasonable period of not less than ten (10) days to take corrective action; (ii) any material act of personal dishonesty taken by Participant in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of the Participant; or (iii) Participant’s conviction of, or plea of nolo contendere to, a felony that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business.

                    1.4          “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (b) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors, (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; (d) the consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of the Company’s assets or (e) any other event that the Board determines to be a Change of Control. For the avoidance of doubt, the consummation of the Merger shall constitute a Change of Control and unless the Merger Agreement has been terminated, none of the foregoing shall constitute a Change in Control other than the Closing.

                    1.5          “Closing” shall have the meaning set forth in the Merger Agreement.

                    1.6          “Closing Date” shall have the meaning set forth in the Merger Agreement.

                    1.7          “Code” means the Internal Revenue Code of 1986, as amended.

                    1.8          “Company” means ON2 Technologies, Inc., a Delaware corporation.

                    1.9          “Confidential Information” means any valuable, competitively sensitive data and information related to the Company’s business that are not generally known by or readily available to the Company’s competitors, including, among other things, that which relates to services performed by a Participant for the Company, or was created or obtained by a Participant while performing services for the Company or by virtue of a Participant’s relationship with the Company. Confidential Information includes but is not limited to, all tangible or intangible business or financial plans, processes, strategies, market research and analyses, projections, methods and techniques, forecasts and forecast assumptions, business practices, operations and procedures, marketing information, customer information and other business information, including records, technologies, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company.

                    1.10         “Effective Date” means the date upon which this Plan is adopted, effective as of, and conditioned upon the signing of the Merger Agreement.

                    1.11         “Eligible Termination Date” means the effective date of a Participant’s termination of employment as indicated in the Release.

                    1.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    1.13         “Merger” shall have the meaning set forth in the Merger Agreement.

                    1.14         “Merger Agreement” means the Agreement and Plan of Merger, dated as of August 4, 2009, by and among Google Inc., a Delaware corporation (“Parent”), Oxide Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company.

                    1.15         “Notice of Participation” means the individual notice that informs the Participant of his or her designation as a participant in the Plan and which sets forth the amount and timing of payments that such Participant may be eligible to receive under the Plan. A form of the Notice of Participation for Participants eligible for payments under Section 2.1(a) of the Plan is attached hereto as Schedule B. A form of the Notice of Participation for Participants eligible for payments under Section 2.1(b) of the Plan is attached hereto as Schedule C.

                    1.16          “Offer of Employment” means a bona fide offer of employment from Parent or the Surviving Corporation (as defined in the Merger Agreement).

                    1.17          “Participant” means (a) with respect to Section 2.1(a) of this Plan, any employee of the Company or any subsidiary thereof (other than employees of On2 Technologies Finland Oy), and (b) with respect to Section 2.1(b) of this Plan, any employee who is designated by the Board or Plan Administrator as eligible for benefits under Section 2.1(b) of this Plan on or before the Effective Date. Notwithstanding the foregoing, no employee of the Company may receive a Severance Payment under both Section 2.1(a) of this Plan and pursuant to an alternative arrangement with the Company, Parent or the Surviving Corporation. In such a case, an employee will only be entitled to the Severance Payment that provides him with the greatest amount of severance pay. Severance Payments under this Plan will be reduced by any other severance, pay in lieu of notice, or other similar benefits payable to such employee from or on behalf of the Company or any prior employer of such employee, which becomes payable on account of such employee’s involuntary termination pursuant to (1) the WARN Act, (2) a written employment or severance agreement, or any other severance plan or program sponsored or participated in by the Company, unless otherwise specifically provided under such other plan, program, arrangement or agreement or (3) any other obligation by any other individual or entity other than the Company to provide a payment to such Covered Employee in the event of an termination of such employee’s employment with the Company. For the avoidance of doubt, Closing Retention Bonus payments made pursuant to Section 2.1(b) of this Plan will not be reduced or changed as a result of a Participant being eligible for payments under alternative arrangements with the Company, Parent or the Surviving Corporation.

                    1.18          “Plan” means the ON2 Technologies, Inc. Retention and Severance Plan.

                    1.19          “Plan Administrator” means the Compensation Committee of the Board.

                    1.20          “Release” means the Separation Agreement and Release in the form attached hereto as Schedule A.

SECTION 2.          CHANGE IN CONTROL RETENTION BENEFITS

                    2.1            General.

                  (a)          Subject to the terms and conditions of the Plan, each Participant shall be entitled to a severance payment under this Section 2.1(a) equal to three months of the Participant’s Base Salary (“Severance Payment”) if (i) after not receiving an Offer of Employment on or before the 60th day after the Closing Date, the Participant terminates employment; (ii) the Participant’s employment is terminated either (a) by Parent or the Surviving Corporation for any reason other than Cause on or before the 60th date after the Closing Date; or (b) by Parent or the Surviving Corporation indicating in writing to such Participant that he or she will not be receiving an Offer of Employment for any reason other than Cause on or before the 60th day after the Closing Date; or (iii) the Participant is given an Offer of Employment on or before the 60th day after the Closing Date and the employee declines such Offer of Employment within a time period (of no less than five (5) business days) specified in the Offer of Employment and within forty-five (45) days after receipt of such Offer of Employment his or her employment is terminated (by Parent, the Surviving Corporation, or the Participant). Upon the occurrence of any of the foregoing, within five (5) business days of such occurrence, Company shall provide Participant with a Release specifying Participant’s Eligible Termination Date and eligibility for the Severance Payment.

                   (b)          Subject to the terms and conditions of the Plan, each Participant designated by the Board or the Plan Administrator as eligible for benefits under this Section 2.1(b) shall be entitled as of the Closing Date to a retention bonus payment (“Closing Retention Bonus”) under this Section 2.1(b), in such amounts determined by the Board or the Plan Administrator, if such Participant is employed by the Company on the Closing Date.

                     2.2          Payments.

                    (a)          Each Severance Payment under Section 2.1(a) shall be paid in a lump sum within thirty (30) days after the Release Effective Date (as defined in the Release). In addition, if a Participant’s employment is terminated by Parent or the Surviving Corporation for any reason, other than Cause, before the 60th day after the Closing Date, such Participant will receive, in addition to the Severance Payment specified in Section 2.1(a) above, Base Salary and continuation of standard Company benefits as if the Participant was employed for such full 60-day period. For the avoidance of doubt, any Participant that voluntarily terminates his or her employment prior to the 60th day after the Closing Date and prior to the receipt of an Offer of Employment or is terminated at any time for Cause, shall not be entitled to a Severance Payment under Section 2.1(a) of this Plan.

                    (b)          Each Closing Retention Bonus under Section 2.1(b) shall be paid in a lump sum within thirty (30) days after the Closing Date. In each case, the payments will be equal to a certain percentage of each Participant’s Base Salary. The retention bonus payments are in such amounts as have been designated by the Board or Plan Administrator on or before the Effective Date.

                     2.3          409A. The provisions of this Plan are intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, it is the intent of the Plan to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to a Participant under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Participant under the Plan.

SECTION 3.          RESTRICTIVE COVENANTS.

                    3.1          General. A Participant’s entitlement to the Severance Payment or Closing Retention Bonus not previously paid to or on behalf of the Participant under Section 2 of the Plan shall be conditioned on compliance with restrictive covenants, as set forth in this Section 3.

                    3.2          Confidentiality. During each Participant’s employment with the Company and thereafter, the Participant shall not disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Participant incident to his employment or other association with the Company or any of its affiliates. Notwithstanding anything herein to the contrary, the term “Confidential Information” shall not include information that: (i) becomes subsequently available to the Participant on a non-confidential basis from a source not known or reasonably suspected by Participant to be bound by a confidentiality agreement or secrecy obligation owed to the Company; (ii) is or becomes generally available to the public other than as a result of a breach of this Section 3.2 by the Participant; or (iii) is independently developed by the Participant without use, directly or indirectly, of Confidential Information. If only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information. In the event that the Participant is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any government or any agency or department thereof, to disclose any Confidential Information, the Participant shall (a) provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Plan; and (b) reasonably cooperate with the Company to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and the Company fails to waive compliance with the relevant provisions of this Plan, the Participant agrees to (1) furnish only that portion of the Confidential Information that the Participant is advised by his or her legal counsel in writing that he or she is legally required to disclose, (2) upon the Company’s request and expense, use his or her reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (3) give the Company prior written notice of the Confidential Information to be disclosed as far in advance of his or her disclosure as is reasonably practicable.

                    3.3          Enforcement of Covenants; Breach.

          (1) The Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Participant of any of the covenants contained in this Section 3, without having to post bond, and shall be entitled to an award of its attorneys’ fees and costs if the Participant is adjudged by a court of competent jurisdiction to have breached any of the restrictive covenants in this Section 3.

          (2) In the event that any provision of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

SECTION 4.          PLAN ADMINISTRATION.

                    4.1          The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any determinations made by the Plan Administrator shall be binding on the Company and all Participants and any other Person with rights under the Plan.

                    4.2          The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 5.          PLAN MODIFICATION OR TERMINATION.

                    The Plan may be terminated or amended at any time by the Board or the Plan Administrator; provided, however, that for the first one hundred and twenty (120) days following the Change in Control, the Plan may not be terminated nor may the Plan be amended if such amendment would in any manner be adverse to the interests of any Participant. For the avoidance of doubt, (a) any action taken by the Board or the Plan Administrator to cause a Participant to no longer be designated as a Participant, or to decrease the benefits for which a Participant is eligible, and (b) any amendment to this Section 5 following the occurrence of the Change in Control, shall be treated as an amendment to the Plan which is adverse to the interests of a Participant. After the first one hundred and twenty (120) days following a Change in Control, the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Participant who as of the 120th day following a Change in Control is eligible for a payment pursuant to Section 2 of this Plan.

SECTION 6.          GENERAL PROVISIONS.

                    6.1          Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Subsidiaries and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as any Participant may have under any other contract or agreement with the Company or its Subsidiaries. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its Subsidiaries at or subsequent to the Closing Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

                    6.2          No Participant whose employment is terminated for any reason shall be eligible to receive the Severance Payment under the Plan unless the Participant first executes the Release and does not revoke the Release within the time permitted therein for such revocation.

                    6.3          The Company shall be entitled to withhold from amounts to be paid to a Participant any federal, state or local withholding or other taxes which it is from time to time required to withhold.

                    6.4          Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

                    6.5          If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

                    6.6          Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

                    6.7          Subject to the specific provisions of Section 3.3(2) concerning restrictive covenants, if any other provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

                    6.8          This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each Participant, present and future. If a Participant shall die while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.

                     6.9          Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), including specifically Parent and the Surviving Corporation will assume the obligations under this Plan and will perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise, including specifically Parent and the Surviving Corporation.

                    6.10          The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

                    6.11          The Company shall not be required to set aside assets for the purpose of funding benefits under the Plan unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any Person which may be applied by the Company to the payment of benefits or other rights under this Plan.

                    6.12          Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address except that the Notice of Participation and Release may be delivered, in person, to Participant at Participants place of work

                    6.13          This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control, provided however, that if the Merger Agreement is consummated, this Plan shall be construed and enforced according to the laws of the State of California to the extent not preempted by federal law, which shall otherwise control.

                     6.14          The Participant acknowledges that Participant is an employee at will.

SECTION 7.          CLAIMS, INQUIRIES, APPEALS.

                    7.1          Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

                    Plan Administrator
                    c/o ON2 Technologies, Inc.
                    3 Corporate Drive, Suite 100
                    Clifton Park, NY 12065

                     7.2          Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

                    This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

                    This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

                     7.3          Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

                    Plan Administrator
                    c/o ON2 Technologies, Inc.
                    3 Corporate Drive, Suite 100
                    Clifton Park, NY 12065

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate in making its review.

                    7.4          Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of the Plan Administrator’s decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 10.4 the application will be deemed denied on review.

                    7.5          Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

                    7.6          Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (2) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (4) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

SCHEDULE A

[DATE]

[NAME]
[ADDRESS]

                  Re:   Separation Agreement and Release

Dear [NAME]:

This letter constitutes a Release in accordance with the On2 Technologies, Inc. Retention and Severance Plan (the “Plan”). A copy of the Plan is enclosed with this letter. In order to become eligible for the benefits described in this letter, you will have to execute and return a copy of this letter. All provisions of this Release are subject to and governed by the terms of the Plan.

          1.     Participant. You are a Participant under the Plan, and your Eligible Termination Date is [TERMINATION DATE] (“Termination Date”).

          2.     Payment of Salary; Other Benefits. On your Eligible Termination Date, On2 Technologies, Inc. or its successor in interest (the “Company”) will pay you all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to you through the Termination Date.

          3.     Severance Payment. Provided all other requirements under the Plan and this Release are met, your Severance Payment will be $[_______], subject to applicable taxes and withholdings. Payments will be made payable within thirty (30) days of the Effective Date of this Agreement as defined below.

          4.     Confidential Information. You shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between you and the Company, a copy of which will be provided to you upon request. You shall return all the Company property and confidential and proprietary information in your possession to the Company on the Termination Date. Your Severance Payment is also conditioned on the confidentiality requirements set forth in Section 3 of the Plan, which is attached.

          5.     Release of Claims. You understand and agree that the Severance Payment provided for herein, except for those to which you are already entitled, are provided to you in consideration for the covenants undertaken and the releases contained in this Agreement. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date you execute this Agreement including, without limitation: any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship; any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act (“OWBPA”), National Labor Relations Act, Family and Medical Leave Act, Equal Pay Act, any and all claims for violation of the federal, or any state, constitution; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and any and all claims for attorneys’ fees and costs.

The following paragraph applies to you only if you are at least 40 years of age. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You acknowledge that this Agreement is written in a manner calculated to be understood by you. You further acknowledge that you have been advised by this writing, as required by the ADEA and OWBPA, that: (a) your waiver and release do not apply to any rights or claim that may arise after the execution of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke the Agreement, which if you opt to do so, must be in writing; (e) this Agreement shall not be effective until the revocation period has expired, i.e., as of the eighth day after this Agreement is executed by you; and (f) at the time you were provided with this Agreement and Release, you were provided with the attached document (Exhibit B) entitled “Information Concerning Reduction in Force.”

The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

          6.     Waiver of Unknown Claims – California Civil Code Section 1542 (For Employees Who Live or Work in California Only). Both you and the Company represent that you are not aware of any claim by either party other than the claims that are released by this Agreement. If you work or reside in California, you acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         You and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

          7.     No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

          8.     Confidentiality. The existence of and provisions of the Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever, including but not limited to any reference to its existence, meaning, importance, value or comparative value; provided, however, you may disclose this Agreement to your spouse or domestic partner (if any), attorney, accountant, tax preparer, and financial advisor, and you may also disclose this Agreement insofar as such disclosure is required by law. You specifically agree that your obligation to maintain the confidentiality of this Agreement is a material term of this Agreement without which the Company would not have entered into this Agreement. Therefore, you agree that a violation of the terms of this provision will obligate you to refund the Severance Payment paid to you pursuant to Section 3 of this Agreement. Nothing is this paragraph shall prejudice the Company’s ability to recover damages for the breach of any other provision of this Agreement.

          9.     Non-Disparagement; No Cooperation. You agree that you will not engage in any conduct or communication, either personally or through agents, that might damage the business of the Company or its reputation. You further agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or court order to do so.

          10.    No Admission of Liability. Nothing contained herein shall be deemed to constitute an admission or evidence of liability on the part of the Company.

          11.     Miscellaneous. This Agreement constitutes the final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This agreement shall be binding upon you and the Company and the respective heirs, personal representatives, successors and assigns of you and the Company, but neither this Agreement nor any right hereunder shall be assignable by you without the written consent of the Company. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control, provided however, that if the Merger Agreement is consummated, this Agreement shall be construed and enforced according to the laws of the State of California to the extent not preempted by federal law, which shall otherwise control.

          12.     Release Effective Date. If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning it to me on or before forty-five (45) days from the receipt of this agreement. If you are age 40 or older, this Agreement’s “Release Effective Date” shall be the eighth day after it is executed by you (“the Release Effective Date”), provided that you have not revoked. If you are under 40 years of age, this Agreement’s “Release Effective Date” shall be the date you sign the Agreement.

SCHEDULE B

On2 Technologies, Inc. Retention and Severance Plan

NOTICE OF PARTICIPATION

          Unless otherwise defined herein, the terms defined in the On2 Technologies, Inc. Retention and Severance Plan (the “Plan”) will have the same meanings in this Notice of Participation.

PARTICIPANT: [NAME]

          On2 Technologies, Inc. (the “Company”) is pleased to inform you that you have been designated as a Participant in the Plan. Pursuant to the terms of the Plan, you are entitled to receive a severance payment equal to $[_______] under the Plan (the “Severance Payment”) if (i) after not receiving an Offer of Employment on or before the 60th day after the Closing Date, you terminate employment; (ii) your employment is terminated either (a) by Parent or the Surviving Corporation for any reason other than Cause on or before the 60th date after the Closing Date; or (b) by Parent or the Surviving Corporation indicating in writing to you that you will not be receiving an Offer of Employment for any reason other than Cause on or before the 60th day after the Closing Date; (iii) you are given an Offer of Employment on or before the 60th day after the Closing Date and you decline such Offer of Employment within a time period (of no less than five (5) business days) specified in the Offer of Employment and within forty-five (45) days after receipt of such Offer of Employment your employment is terminated (by Parent, the Surviving Corporation, or you). In addition, in the event your employment is terminated before the 60th day after the Closing Date you will also receive, in addition to the Severance Payment, continuation of standard Company benefits as if you were employed for such full 60-day period.

          You will be required to sign a Separation Agreement and Release (the “Release”) in order to receive your Severance Payment. The Severance Payment is payable as a lump sum within thirty (30) days after the Release Effective Date (as defined in the Release).

SCHEDULE C

On2 Technologies, Inc. Retention and Severance Plan

NOTICE OF PARTICIPATION

          Unless otherwise defined herein, the terms defined in the On2 Technologies, Inc. Retention and Severance Plan (the “Plan”) will have the same meanings in this Notice of Participation.

PARTICIPANT: [NAME]

          On2 Technologies, Inc. (the “Company”) is pleased to inform you that you have been designated as a Participant in the Plan. Pursuant to the terms of the Plan, you are entitled to receive a retention bonus equal to $[_______] under the Plan (the “Closing Retention Bonus”) if you are employed with the Company on the Closing Date.

          The Closing Retention Bonus is payable as a lump sum within thirty (30) days after the Closing Date.